PRESS RELEASE

Investor Contact:	Media Contact:

Scott D. Peters President & CEO Grubb & Ellis Healthcare REIT, Inc. 714.975.2230 scottpeters@gbe-reits.com	Damon Elder Senior Director, Public Relations Grubb & Ellis Company 714.975.2659 damon.elder@grubb-ellis.com

Grubb & Ellis Healthcare REIT Acquires
Marietta Health Park in Marietta, Ga.

SANTA ANA, Calif. (Jan. 9, 2009) – Grubb & Ellis Healthcare REIT, Inc. today announced the acquisition of Marietta Health Park, a four-story medical office building in the Atlanta suburb of Marietta. The acquisition closed in December 2008.

Located at 780 Canton Road, Marietta Health Park consists of approximately 81,000 square feet of gross leaseable area. Built in 2000 on approximately 5.7 acres of land, the property is adjacent to WellStar Kennestone Hospital, a full-service 633-bed medical facility. The property is approximately 89 percent occupied and is within close proximity to Highway 41 and State Route 5.

“Marietta Health Park enjoys a stable tenant base and is within close proximity to a major area hospital, both attractive qualities under our acquisition criterion,” said Scott D. Peters, president and chief executive officer, Grubb & Ellis Healthcare REIT.

Marietta Health Park is host to multiple tenants, including Marietta Surgical Center, a free-standing ambulatory surgery center specializing in outpatient surgical and diagnostic procedures that occupies approximately 40 percent of the building. The surgical center’s space accommodates six large surgical suites and four specialty procedure rooms including stereotactic breast, pain and gastrointestinal rooms.

The property was acquired from Marietta Medical Park LLC, a Delaware limited liability company represented by Lori Schneider and David Gant of Marcus & Millichap Real Estate Investment Services. Grubb & Ellis Healthcare REIT primarily financed this acquisition with cash on hand and debt assumption.

About Grubb & Ellis Healthcare REIT
Grubb & Ellis Healthcare REIT, Inc. is a publicly registered, non-traded real estate investment trust which offers a monthly distribution of 7.25 percent per annum.

As of December 19, 2008, Grubb & Ellis Healthcare REIT has sold approximately 72 million shares of its common stock, excluding the shares issued under its distribution reinvestment plan, for approximately $720 million through its initial public offering, which began in the third quarter of 2006. The REIT is conducting a best efforts offering of up to 200,000,000 shares of its common stock.

Grubb & Ellis Healthcare REIT has made 42 geographically diverse property acquisitions and other real estate-related investments valued at approximately $966.4 million based on purchase price, which includes 129 buildings, as of December 31, 2008. The REIT’s property portfolio totals 5.1 million square feet, and includes 110 medical office buildings, four hospitals, 12 skilled nursing and assisted living facilities and three other office buildings located in 17 states, including: Arizona, California, Colorado, Florida, Georgia, Indiana, Kansas, Minnesota, Missouri, New Hampshire, Ohio, Oklahoma, Pennsylvania, Tennessee, Texas, Utah and Virginia.

About Grubb & Ellis Company
Grubb & Ellis Company (NYSE: GBE), one of the largest and most respected commercial real estate services companies, is the sponsor of Grubb & Ellis Healthcare REIT, Inc. With more than 130 owned and affiliate offices worldwide, Grubb & Ellis offers property owners, corporate occupants and investors comprehensive integrated real estate solutions, including transaction, management, consulting and investment advisory services supported by proprietary market research and extensive local market expertise.

Grubb & Ellis and its subsidiaries are leading sponsors of real estate investment programs that provide individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including tax-deferred 1031 tenant-in-common (TIC) exchanges; public non-traded real estate investment trusts (REITs) and real estate investment funds. As of September 30, 2008, more than $3.8 billion in investor equity has been raised for these investment programs. The company and its subsidiaries currently manage a growing portfolio of more than 225 million square feet of real estate. In 2007, Grubb & Ellis was selected from among 15,000 vendors as Microsoft Corporation’s Vendor of the Year. For more information regarding Grubb & Ellis Company, please visit www.grubb-ellis.com.

FORWARD-LOOKING LANGUAGE

This press release contains certain forward-looking statements with respect to the tenant base of Marietta Health Park and the value of Marietta Health Park’s close proximity to a major area hospital. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the strength and financial condition of each tenant; uncertainties relating to the local Marietta, Georgia economy; the strength and financial condition of WellStar Kennestone Hospital; uncertainties relating to changes in general economic and real estate conditions; uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of our real estate investment strategy; and other risk factors as outlined in the company’s prospectus, as amended from time to time, and as detailed from time to time in our periodic reports, as filed with the Securities and Exchange Commission.